Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:
•Registration Statement (Form S-8 No. 333-261394) pertaining to the Eastern Bankshares, Inc. 2021 Equity Incentive Plan, and
•Registration Statement (Form S-8 No. 333-251547) pertaining to the Eastern Bank 401(k) Plan of our report dated February 24, 2023 (except for the presentation of discontinued operations for the insurance agency business as described in Note 24 and for subsequent events as described in Note 27, as to which the date is November 8, 2023), with respect to the consolidated financial statements of Eastern Bankshares, Inc. included in this Current Report on Form 8-K.
/s/ Ernst & Young LLP

Boston, Massachusetts
November 8, 2023